Exhibit 5.1 Opinion of Robert C. Laskowski, Esq. (regarding legality).

ROBERT C. LASKOWSKI

Attorney at Law

520 SW Yamhill, Suite 600

Portland, Oregon 97204-1329

Telephone: (503) 241-0780

Facsimile: (503) 227-2980

May 11, 2017

To the Board of Directors

Chess Supersite Corporation

Gentlemen:

We have acted as counsel for Chess Supersite Corporation ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 100,000,000 shares of Company's Common Stock, par value $0.001 per share ("Shares"), issuable to officers, directors, employees, advisers and consultants. We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold will be legally issued, fully paid, and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ROBERT C. LASKOWSKI